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                                                                    EXHIBIT 99.1

                                 (QUOVADX LOGO)


CONTACT
Larry Thede, VP - Investor Relations
Quovadx, Inc.
(800) 723-3033 x346

                    QUOVADX COMPLETES ROGUE WAVE ACQUISITION

ENGLEWOOD, CO, December 19, 2003 - Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, today announced the completion of its acquisition of Rogue Wave Software, Inc., (formerly Nasdaq: RWAV).

Quovadx and Rogue Wave announced the acquisition on November 4, 2003 and commenced an exchange offer on November 12, 2003. The exchange offer initially expired on December 16, 2003, after which Quovadx accepted 9.5 million shares of Rogue Wave's common stock and commenced a subsequent offering period. During the subsequent offering period, Rogue Wave shareowners tendered a total of 0.2 million shares of Rogue Wave. The tendered shares were accepted for exchange. Each share of Rogue Wave common stock will be exchanged for $4.09 in cash,
0.5292 of a share of Quovadx common stock and cash for fractional shares in accordance with the terms of the offer. In aggregate, 9.7 million shares (excluding 0.2 million shares tendered by notice of guaranteed delivery), or 90.7% of the outstanding shares of Rogue Wave (excluding 1.6% tendered by guaranteed delivery) were tendered.

As a result of the acquisition of more than 90% of the outstanding shares of Rogue Wave, Quovadx effected today a short-form merger of its acquisition subsidiary with and into Rogue Wave. As a result of the merger, each outstanding Rogue Wave share not tendered in the exchange offer will be converted into the right to receive $4.09 in cash, 0.5292 of a share of Quovadx common stock and cash for fractional shares. NASDAQ has notified Quovadx it will cease trading Rogue Wave shares immediately.

Rogue Wave will operate as a wholly owned subsidiary of Quovadx with administrative functions absorbed into Quovadx existing operations.

ABOUT QUOVADX, INC.
Quovadx (Nasdaq: QVDX), a global software and services firm based in Englewood, Colo., helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx Inc. is comprised of two primary divisions, the Rogue Wave(r) tools division, which provides reusable software components and services that facilitate application development, and the QDX(TM) application division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx serves companies in the healthcare, life sciences, media and entertainment, financial services, manufacturing and public sectors. Quovadx operates internationally with more than 600 employees. For more information, please visit (http://www.quovadx.com).

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QUOVADX is a trademark of Quovadx, Inc., and Rogue Wave is a trademark of Rogue
Wave, Inc., a Quovadx company.